EXECUTION COPY
Exhibit 2.1

ASSET PURCHASE AGREEMENT
BETWEEN
DEALERTRACK DIGITAL SERVICES, INC.,
GLOBAL FAX, L.L.C.,
GLOBAL DATA SOLUTIONS - OHIO, LLC,
JOHN W. GEORGE, JR. FAMILY LIMITED PARTNERSHIP,
JOHN W. GEORGE, JR. DELTA TRUST II UAD 6-30-02,
MATTHEW KENNEDY,
PAUL KENNEDY,
JEFFERY J. VAUGHN REVOCABLE LIVING TRUST UAD 4-4-83,
JOHN W. GEORGE, JR.
AND
JEFFERY J. VAUGHN
Dated as of May 3, 2006

i

		Page
ARTICLE XI — MISCELLANEOUS		51
11.01.	Notices	51
11.02.	Amendments; No Waivers	52
11.03.	Expenses	52
11.04.	Assignability; Successors and Assigns	52
11.05.	Governing Law; Jurisdiction	52
11.06.	Counterparts; Effectiveness	53
11.07.	Entire Agreement	53
11.09.	Captions	53
11.10.	Rules of Construction; Etc.	53

Exhibits

Exhibit A — Form of Escrow Agreement
Exhibit B — Form of Transition Services Agreement
Exhibit C — Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D — Form(s) of Assignments of Business’s Intellectual Property
Exhibit E — Form of Offer Letter

Schedules

Schedule 2.02(c)	Excluded Insurance Policies
Schedule 2.02(j)	Consent Pending Contracts
Schedule 2.03(c)	Employee Obligations
Schedule 3.01	Foreign Jurisdictions in which each Seller Entity is Qualified to do Business
Schedule 3.03(a)	Capital Stock and Equity Securities
Schedule 3.03(c)	Subsidiaries
Schedule 3.04(b)	Required Consents
Schedule 3.05	Non-Contravention
Schedule 3.06	Financial Statements
Schedule 3.06(b)	Internal Controls Deficiency Reports
Schedule 3.07	Absence of Certain Changes
Schedule 3.01(iii)	Personal Property Leases
Schedule 3.09(b)	Leases
Schedule 3.10	Assets of Advantage Management, LLC
Schedule 3.12	Undisclosed Liabilities
Schedule 3.13	Litigation
Schedule 3.14(a) and (b)	Material Contracts
Schedule 3.14(c)	Agreements that Seller Entities have with their Customers
Schedule 3.15	Intellectual Property
Schedule 3.16	Insurance
Schedule 3.17(d)	Permits
Schedule 3.18(a)	Employees
Schedule 3.18(b)	Contingent Workers
Schedule 3.18(c)	Union Contracts

Schedule 3.18(d)	Additional Employee Information
Schedule 3.18(g)	Employee Plans
Schedule 3.18(h)	Amounts Payable at Close
Schedule 3.20	Customers and Suppliers
Schedule 3.21	Standard Terms and Conditions
Schedule 3.22	Transactions with Affiliates; Intercompany Arrangements
Schedule 5.09	Financial Transition Assistance
Schedule 9.01	Transferred Employees

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of May 3, 2006, is between DealerTrack Digital Services, Inc., a Delaware corporation (“Buyer”), Global Fax, L.L.C., a Michigan limited liability company (“Michigan Seller”), Global Data Solutions — Ohio, LLC, an Ohio limited liability company (“Ohio Seller”) (Michigan Seller and Ohio Seller, each a “Seller Entity” and collectively, the “Seller Entities”), John W. George, Jr. Family Limited Partnership (the “George Family Partnership”), John W. George, Jr. Delta Trust II UAD 6/30/02 (“George Trust”), Matthew Kennedy (“M. Kennedy”), Paul Kennedy (“P. Kennedy”) and Jeffery J. Vaughn Revocable Living Trust UAD 4-4-83 (the “Vaughn Trust”, and together with the Seller Entities, the George Family Partnership, George Trust, M. Kennedy, P. Kennedy and Vaughn Trust, the “Seller Parties”). Buyer and the Seller Parties are sometimes referred to herein together as the “Parties.” John W. George, Jr. (“George”) and Jeffery J. Vaughn (“Vaughn”) are also parties to this Agreement solely for the purposes of Section 5.03 and 5.04.
RECITALS:
     WHEREAS, Seller Entities desire to sell, and Buyer desires to purchase, certain assets used in the Business (as defined herein) on the terms and conditions set forth in this Agreement; and
     WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I hereof.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the Parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01. Definitions. (a) As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions shall apply:
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or equity, or before any arbitrator or Governmental Entity.
     “Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement and any other additional agreements to be entered into simultaneously with, or in contemplation of, this Agreement and delivered at the Closing.

     “Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.
     “Balance Sheet” means the balance sheet of the Business as of the Balance Sheet Date found on Schedule 3.06.
     “Balance Sheet Date” means March 31, 2006.
     “Business” means the business conducted by Seller Entities as of the Closing Date consisting of the sale by Seller Entities of the Seller Services.
     “Business’s Intellectual Property” means all Licensed Business Intellectual Property and all Owned Business Intellectual Property.
     “Buyer Business” means all products and services offered or to be offered by Buyer and its Affiliates including, without limitation, Internet-based, business-to-business, e-commerce systems, which enable (a) Dealers to do one or more of the following: (i) transmit credit application data with respect to a retail installment sales contract or lease to one or more Lenders and receive credit decisions with respect to transmitted credit application data, (ii) obtain Contract status, pay-off quotes, prospecting reports, rates, programs and other information related to the items set forth in this clause (ii) from one or more Lenders, (iii) filter and route credit applications to one or more Lenders, and/or (iv) obtain other information on products and services one or more Lenders offer to Dealers; (b) the eContracting Service; (c) SalesMaker; (d) Dealers to directly receive and/or generate reports from one or more Lenders related to any of the foregoing; (e) one or more Lenders to pass credit application data with respect to Vehicles between and/or among themselves; (f) the aggregation of data derived from one or more Lenders and Dealers and the sale and distribution of such data to third parties; (g) the sale of menu products and related items to Dealers; (h) products and services related to the collecting, standardizing and/or enhancing of automotive data and the delivery thereof; (i) software products and services for back-office administration of automotive-related aftermarket products, such as extended service contracts; (j) products and/or consulting services related to providing lease residual value or vehicle pricing data for new and used automobiles; and/or (k) vehicle inventory management and/or software to assist Dealers in conducting Dealer to third party sales or trades.
     “to Buyer’s Knowledge” and words of similar import means the knowledge of Buyer and the knowledge of Buyer’s officers.
     “Change in Control of Buyer” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, on an arm’s-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting stock of Buyer in such transaction(s), (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis, or (c) there occurs a merger, consolidation or other reorganization or business combination with a third party and Buyer is not the surviving entity.
     “Closing Date” means the date of the Closing.
     “Closing Working Capital” means the Working Capital as of the Closing Date.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Contract” means any agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing.
     “Dealer” means a Vehicle dealer in the United States.
     “Designated Account” means the bank account to be designated in writing by Seller Party Representative to Buyer not later than two (2) business days prior to the Closing Date, as such designation may be amended from time to time by Seller Party Representative after the Closing upon five (5) business days’ prior written notice to Buyer.
     “eContracting Service” means an Internet-based, business-to-business, e-commerce system, which enables one or more (a) Dealers to access, process, complete and source certain electronic Vehicle retail and lease Contracts and ancillary documents related thereto on-line and transmit such Contracts and documents to one or more Lenders, (b) Lenders to receive or “control” electronic “authoritative” copies (as such terms are used in Section 9-105 of the New York Uniform Commercial Code or any successor provision thereto or any substantially similar provision under applicable Law) of Vehicle retail and lease Contracts, and/or (c) Persons or entities which control electronic “authoritative copies” of Vehicle retail and lease Contracts for one or more Lenders to access, view, store, add, delete, replace, track, pool, control, transfer, convert to a legally binding paper copy, print and/or restore such electronic “authoritative” copies of Vehicle retail and lease Contracts in a controlled system.
     “Escrow Agent” means the escrow agent that is a signatory to the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement, in the form attached hereto as Exhibit A, among the Escrow Agent, each of the Seller Parties and Buyer dated the date hereof.
     “Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

     “Final Order” means an Order that is final and unappealable.
     “GAAP” means generally accepted accounting principles in effect in the United States as of the date hereof.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Indebtedness” means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by a Seller Entity to any bank or other financial institution or other unaffiliated lender (including any lessor on a capital lease), any other outstanding obligations of a Seller Entity (including bank overdrafts) to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease) as of the date hereof (not including any trade payables and expressly excluding outstanding obligations of Seller Parties other than the Seller Entities), the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, a Seller Entity’s notes payable and any other obligations to any member, former member or any Affiliate of a Seller Entity as of the date hereof, and a Seller Entity’s obligations, contingent or otherwise, under factoring arrangements entered into by such Seller Entity.
     “Intellectual Property” means all tangible or intangible proprietary information and materials, including, without limitation:
     (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) all software and firmware (including data, databases and related documentation);
     (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and
     (c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off-the-shelf” third party software or related intellectual property.

     “Law” means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Entity and any Order.
     “Lender” means a financial institution or other financing source and “Multiple Lenders” means two (2) or more Lenders.
     “Licensed Business Intellectual Property” means all Intellectual Property owned by an unaffiliated third party and licensed, sublicensed or otherwise granted to a Seller Entity for use, or that is being, and/or has been, used in the Business as it has been, is currently or is currently planned to be conducted.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.
     “Material Adverse Change” means a material adverse change in the business, assets, financial condition, results of operations or prospects of a Seller Entity or the Business taken as a whole.
     “Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of a Seller Entity or the Business taken as a whole.
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.
     “Owned Business Intellectual Property” means all Intellectual Property owned by Seller Entities that is being and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.
     “Permit” means any license, permit, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity.
     “Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “P. Kennedy Offer Letter” means the Offer Letter from Buyer to P. Kennedy dated the date hereof.
     “Plant Closing Law” means the Federal Workers Adjustment and Retraining Notification Act or similar state Law.
     “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
     “SalesMaker” means a product or service (a) which enables a Dealer, a Lender or consumer to compare with respect to Vehicles available retail, lease and balloon programs from Multiple Lenders; (b) through which Multiple Lenders residual value data, rates, and/or program data are licensed or subscribed to with respect to Vehicles and/or (c) that provides information related to sub-prime financing for Vehicles.
     “Seller Services” means the sale of products or services of a nature and type which are currently (and historically have been) provided by a Seller Entity to its customers, including, without limitation, the following:
     (a) fax services related to (i) conversion of relevant information fields on Vehicle financing applications to a customer-specified electronic text format; (ii) transmission of the electronic text or data file to the customer or a customer-specified destination; (iii) reporting, monitoring, image access, redundancy, quality control, real time exception processing, image archival, project management, technical management, network management, change introduction, pass-through programs and outbound faxing related to (i) and (ii) above; and (iv) set-up fees and monthly minimum fees related to the foregoing.
     (b) Vehicle financing applications and final automotive purchase contract management services (also known as ECP) related to: (i) document receipt, check processing, scanning, rescanning, document indexing, data entry, data verification, exception processing, resubmission processing, quality control, reporting, image archival, image validation, paper archival, document access, project management, technical management, network management, change introduction, foldering, labeling, manifesting, document destruction, shredding, and customer service; (ii) retrieval for shipping, preparation for shipping, shipping commissions and shipping reselling revenue or other income; (iii) special project support, including, but not limited to, customer pass-through programs, faxed contract document management services, dealer agreement projects, and change of address forms; and (iv) set-up fees and monthly minimum fees related to the foregoing.
     (c) Seller Services expressly excludes products or services of a nature and type which are currently (and/or historically have been) provided by Buyer and its Affiliates as part of the Buyer Business and relate to (i) electronic (excluding data submission via facsimile) credit application processing, including, without limitation, any related pass-through programs between electronically connected financing sources, transmission of credit applications to financing sources via facsimile without any data input by Buyer or its Affiliates and any technology development performed on behalf of financing sources; (ii) electronic (excluding data submission via U.S. mail and courier services) contracting, including, without limitation, any related data validation, verification, document storage and conversion of electronic chattel paper to tangible chattel paper; (iii) data reporting; (iv) hosting services for financing sources; and (v) Vehicle dealer product subscriptions.

     “Seller’s Knowledge”,“ to Seller’s Knowledge”, “aware”, “awareness” and words of similar import means the actual knowledge following reasonable inquiry of George, M. Kennedy, P. Kennedy and Vaughn.
     “Seller Owners” means all Seller Parties other than Seller Entities.
     “Seller Party Representative” means John W. George, Jr.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or Equity Securities.
     “Target Working Capital” means $660,255.
     “Tax” means any Federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Transfer Taxes” means all federal, state, local and foreign sales, use, transfer, recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Purchased Assets or assumption of the Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
     “Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit B, between Buyer, Michigan Seller and Ohio Seller dated the date hereof.
     “Vehicle” means an automobile, truck, snowmobile, recreational vehicle, motorcycle, boat or other watercraft or commercial vehicle.
     “Working Capital” means, with respect to the Seller Entities, the total aggregate current assets included in the Purchased Assets (excluding cash and cash equivalents and short term investments) less the total aggregate current liabilities included in the Assumed Liabilities (excluding debt and interest payments).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section	Term	Section
30% Cap	10.05	Indemnitors	10.02
Agreement	Preamble	Interested Person	3.07
Apportioned Obligations	8.02	IRS	8.02
Assumed Contracts	2.01	Leases	3.09
Audited Financial Statement	3.06	Losses	10.02
Bill of Sale, Assignment and Assumption Agreement	2.03	Michigan Seller	Preamble
Buyer	Preamble	Memorandum of Understanding	2.07
Buyer Group	10.02	Non-Competing Party	5.03
Buyer’s Calculation	2.06	Nondisclosure Agreement	5.01
Buyer’s Objection Notice	2.06	Notice of Claim	10.04
Buyer’s Post-Closing Net		Objection Notice	2.06
Revenue	2.06	Ohio Seller	Preamble
Closing	2.07	Organizational Documents	2.02
Closing Date	2.07	Parties	Preamble
Closing Date Payment	2.07	Performance Payment	2.06
Consent Pending Contracts	2.02	Personal Property	3.08
Contingent Worker	3.18	Post-Closing Tax Period	8.01
Disclosure Schedules	Preamble to Article III	Pre-Closing Tax Period	8.01
Employee Plan	3.18	Publicly Available Software	3.15
Environmental Laws	3.19	Purchased Assets	2.01
Environmental Liabilities	3.19	Purchase Price	2.06
ERISA	3.18	Real Property	2.01
Excluded Assets	2.02	Required Consent	3.04
Excluded Liabilities	2.02	Response Deadline	7.03
Excluded Taxes	2.04	Restricted Entity	5.04
Expiration Date	10.01	Restricted Individual	5.04
Financial Statements	2.06	Seller	Preamble
Final Assignment Date	5.08	Seller Entity Employee Plan	Preamble
Hazardous Materials	3.19	Seller Parties	Preamble
Indemnified Party	10.04	Seller’s Calculation	2.06
		Seller Entities	Preamble
		Seller’s Pre-Closing Net Revenue	2.06
		Threshold Amount	10.05
		Transferred Employee	9.01

ARTICLE II
PURCHASE AND SALE
     2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or to cause its designated Affiliate or Affiliates to purchase) from Seller Entities, and Seller Entities agree to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer (or its designated Affiliate or Affiliates) at Closing all of their respective right, title and interest in, to and under the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used primarily in the conduct of the Business by Seller Entities as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all assets of the Business acquired by Seller Entities between the Balance Sheet Date and the Closing Date (the “Purchased Assets”), and including, without limitation, all right, title and interest of Seller Entities in, to and under such of the foregoing as are more specifically described below:
          (a) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including, without limitation, the items listed on Schedule 3.04(b);
          (b) all personal property and interests therein used by Seller Entities or held by Seller Entities for use in connection with the Business, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property;
          (c) leases and subleases of, and other interests in real property used by Seller Entities or held by Seller Entities for use in connection with the Business, in each case, together with all buildings, fixtures, and improvements erected thereon, including, without limitation, those properties listed on Schedule 3.09(b) (the “Real Property”);
          (d) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments used by Seller Entities or held by Seller Entities for use in connection with the Business, including, without limitation, the items listed on Schedule 3.14 (collectively, the “Assumed Contracts”);
          (e) all accounts, notes and other receivables used by Seller Entities or held by Seller Entities for use in connection with the Business;
          (f) all prepaid expenses and deposits used by Seller Entities or held by Seller Entities for use in connection with the Business, including, without limitation, ad valorem taxes, leases and rentals;

          (g) all of Seller Entities’ rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties;
          (h) all proceeds received by a Seller Entity (including judgments, indemnity payments, amounts received in settlement and payments under any insurance policies) in respect of any Action relating to the Business to which a Seller Entity is a party in any capacity that is based upon or arises out of any event, dispute or other occurrence prior to the Closing Date;
          (i) all of Seller Entities’ right, title and interest in and to the Business’s Intellectual Property, including, without limitation, the items listed on Schedule 3.15;
          (j) all books, records, files and papers, whether in hard copy or computer format used by Seller or held by a Seller Entity or held by a Seller Entity for use in connection with the Business and all rights related thereto, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, mailing lists, marketing materials, advertising matter, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business;
          (k) all employment, non-competition, non-disclosure, non-solicitation and similar agreements of a Seller Entity as listed on Schedule 3.18(a); and
          (l) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.
     2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller Entities (the “Excluded Assets”) shall be excluded from the Purchased Assets:
          (a) the Purchase Price and Seller Entities’ rights under this Agreement and the Ancillary Agreements;
          (b) Each Seller Entity’s respective articles of organization, operating agreement, corporate seals, minute books, capital stock books and other corporate or comparable organizational records having to do with the organization and capitalization of each such Seller Entity (collectively, the “Organizational Documents”) and all income Tax Returns and other records; provided, however, that, copies of such Tax Returns shall be provided to Buyer at the Closing, if such copies have not been previously provided to Buyer, and copies of such other materials shall be provided to Buyer upon request;
          (c) all of Seller Entities’ insurance policies and refunds related thereto, including insurance policies, contracts, credits, reserves and other sources of funding with respect to any Seller Entity Employee Plans set forth on Schedule 2.02(c);

          (d) all employment agreements, including without limitation, all nondisclosure, nonsolicitation and noncompetition agreements to which a Seller Entity is a party other than those listed on Schedule 3.18(a);
          (e) all assets of Global Data Solutions, S. de R.L. de C.V. and any other entity other than Ohio Seller of which either Seller Entity holds any Equity Securities;
          (f) all of Seller Entities’ bank accounts;
          (g) all of Seller Entities’ refunds related to the Excluded Taxes;
          (h) all rights, claims, causes of action and demands of any nature available to the Seller Entities and all proceeds received by any Seller Entity (including judgments, indemnity payments, amount received in settlement and payments under any insurance policies) in respect of any Excluded Assets or Excluded Liabilities;
          (i) each Seller Entity’s cash, cash equivalents and short term investments; and
          (j) all rights under the contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments to which either of the Seller Entities is a party or by which either of the Seller Entities is bound in connection with the Business and listed on Schedule 2.02(j) (the “Consent Pending Contracts”).
     2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities, solely to the extent such liabilities were incurred in the ordinary course of the Business (the “Assumed Liabilities”):
          (a) all liabilities relating to the operations of the Business (i) accrued on the Balance Sheet or (ii) incurred in the ordinary course of business since the Balance Sheet Date, not discharged as of the Closing Date and reflected in the Closing Working Capital;
          (b) all liabilities and obligations of a Seller Entity arising under the Assumed Contracts (other than liabilities or obligations attributable to any failure by a Seller Entity to comply with the terms thereof or otherwise incurred by a Seller Entity other than in the ordinary course of business of the Business prior to the Closing Date);
          (c) each Seller Entity’s obligations, accrued in the ordinary course of business through the Closing Date, to provide vacation time, sick time, vacation pay and sick pay to the Transferred Employees indicated on Schedule 2.03 (c) and reflected in the Closing Working Capital; and
          (d) all warranty claims or expenses of each Seller Entity in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of the reserve therefor shown on the Balance Sheet.

     2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of each Seller Entity (or any predecessor owner of all or part of its respective business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of each Seller Entity (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:
          (a) any and all liabilities and obligations for Taxes relating to the Business for any Pre-Closing Tax Period (but subject to Section 8.02(b)), any and all liabilities and obligations for Taxes relating to the Excluded Assets or the Excluded Liabilities for any period, and any and all liabilities and obligations of each Seller Entity for Taxes for any period, including all Taxes for which a Seller Entity may be liable under Treasury Regulations Section 1.1502-6 or any similar provision of foreign, state or local law (in each case, including any Taxes that arise as a result of the transactions contemplated by this Agreement) (all such liabilities and obligations described in this Section 2.04(a) being referred to herein as the “Excluded Taxes”);
          (b) any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, any liabilities, obligations or claims under any of Seller Entity Employee Plans listed on Schedule 3.18(g);
          (c) any Environmental Liabilities;
          (d) any liability or obligation relating to an Excluded Asset;
          (e) any liability or obligation not incurred in the ordinary course of the Business;
          (f) any liability or obligation of Global Data Solutions, S. de R.L. de C.V. and any other entity other than Ohio Seller of which either Seller Entity holds any Equity Securities;
          (g) all Indebtedness of Seller Entities;
          (h) Seller Entities’ respective obligations to provide vacation time, sick time, vacation pay and sick pay to the Transferred Employees other than the obligations set forth on Schedule 2.03(c);
          (i) all liabilities of Seller Entities resulting from Actions and Orders arising out of or related to the conduct of the Business prior to the Closing Date;
          (j) any liabilities of Seller Entities which may be owed to any agent, broker, finder or investment or commercial banker as a result of the transactions contemplated by this Agreement;

          (k) any liabilities or obligations under any agreements with any Interested Person; and
          (l) any claim by any former owner of Equity Securities of a Seller Entity arising out of or attributable to such Person’s purchase, ownership or disposition of such Equity Securities.
     2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Seller Entity party thereto thereunder. The Seller Parties and Buyer will use their best efforts (but without any payment of money by Buyer or the Seller Parties) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the relevant Seller Entity thereunder so that Buyer would not in fact receive all such rights, the Seller Parties and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Seller Parties would enforce for the benefit of Buyer, with Buyer assuming the relevant Seller Entity’s obligations, any and all rights of such Seller Entity against a third party thereto. The applicable Seller Entity will promptly pay to Buyer when received all monies received by such Seller Entity under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
     2.06. Purchase Price. (a) Subject to the terms and conditions set forth in this Agreement, Buyer agrees to acquire the Purchased Assets from Seller Entities in exchange for (i) $23,800,000 (the “Closing Date Payment”), (ii) the Performance Payment and (iii) the assumption of the Assumed Liabilities (the items described in (i) and (ii) above, in the aggregate, referred to herein as the “Cash Purchase Price”, and the items described in (i), (ii) and (iii) above, in the aggregate, referred to herein as the “Purchase Price”).
          (b) The Purchase Price shall be payable as follows:
               (i) Buyer shall pay to Seller Entities $21,420,000 by wire transfer in immediately available funds to the Designated Account;
               (ii) Buyer shall deliver to the Escrow Agent $2,380,000, by wire transfer in immediately available funds, to be held by the Escrow Agent in accordance with the Escrow Agreement;
               (iii) If Seller Entities are eligible pursuant to Section 2.06(c) to receive a Performance Payment (as defined below), Buyer shall pay to Seller Entities the Performance

Payment by means of Buyer’s deposit of a cash payment in the Designated Account in such amount(s) and at such time(s) as set forth in Section 2.06(c); and
               (iv) as of the Closing Date, Buyer shall assume the Assumed Liabilities.
          (c) (i) Seller Entities shall be eligible to receive a one-time additional payment, up to a maximum amount of $2,400,000 (the “Performance Payment”) determined in accordance with the following formula:
(A-($10,000,000-B)) * .4
Where:
             “A” shall equal Buyer’s revenue derived from the sale by Buyer of the Seller Services for the period between the Closing and December 31, 2006 (“Buyer’s Post-Closing Net Revenue”); provided, however, that the Parties acknowledge and agree that, except as provided in Section 2.06(c)(ii) below, in no event shall any revenue of Buyer attributable, directly or indirectly, to Affiliated Computer Services, Inc. be deemed to comprise part of Buyer’s Post-Closing Net Revenue; and
             “B” shall equal Seller Entities’ consolidated revenue derived from the sale by Seller Entities of the Seller Services for the period between January 1, 2006 and the Closing (“Seller’s Pre-Closing Net Revenue”).
               (ii) The amount of Buyer’s Post-Closing Net Revenue shall be determined in accordance with GAAP based on Buyer’s audited financial statements for the fiscal year ending December 31, 2006. In addition, Buyer’s Post-Closing Net Revenue shall be determined such that (A) the revenue derived from the sale of Seller Services bundled with other services or products of Buyer shall be proportionately allocated among the Seller Services and the other products and/or services comprising part of the bundle based on Buyer’s good faith reasonable judgment and Buyer’s customary pricing of such products, (B) Buyer’s revenue shall include such portion of revenue of Buyer (or any of its subsidiaries) received directly or indirectly from or through any source, including the gross revenues derived from the sale by Affiliated Computer Services, Inc. of any of the Seller Services and from any other Person or joint venture that is directly attributable to the sale of the Seller Services and (C) if the Seller Services are sold at a temporary or one-time discount to the normal price charged by Buyer for such Seller Services, and such discount is applicable during fiscal year 2006 but not during the entire length of the subscription or other contractual agreement with the purchaser of such Seller Services (the “Subscription”), then the amount of the discount will be distributed pro rata over the term of the Subscription when calculating Buyer’s Post-Closing Net Revenue for purposes of this Section 2.06(c)(ii)(C) (e.g., if the contract is for 36 months, with the first 12 months at a 20% discount and the last 24 months at no discount, then the 20% discount shall be allocated over the 36 month period and the resulting per month price used for the determination of the Buyer’s Post-Closing Net Revenue). Notwithstanding the foregoing, Buyer retains full discretion to set prices for its products and services and no general pricing changes effected by Buyer shall be deemed to trigger clauses (A), (B) or (C).
               (iii) The amount of Seller’s Pre-Closing Net Revenue shall be determined in accordance with GAAP on a basis consistent with the Audited Financial Statements.
               (iv) No later than May 31, 2006, Seller Party Representative shall deliver to Buyer Seller Entities’ calculation of Seller Entities’ Pre-Closing Net Revenue (the “Seller’s Calculation”), together with reasonable supporting detail of such calculation. Seller Party Representative shall provide Buyer with such additional information reasonably related to the calculation of Seller Entities’ Pre-Closing Net Revenue as Buyer may reasonably request.
               (v) If Buyer disagrees with Seller Entities’ Calculation, Buyer may, within 30 days after receipt of Seller Entities’ Calculation, deliver a notice to Seller Party Representative disagreeing with any portion of Seller Entities’ Calculation (the “Buyer Objection Notice”). The Buyer Objection Notice shall specify in reasonable detail those items or amounts as to which Buyer disagrees. If Buyer does not deliver a Buyer Objection Notice during such time period or Buyer indicates agreement with Seller Entities’ Calculation, then Seller Entities’ Calculation shall be deemed to be agreed upon by the Parties.
               (vi) If Buyer shall have delivered the Buyer Objection Notice within the 30 day period referred to in clause (v) above, then Buyer and Seller Party Representative shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the Seller Entities’ Pre-Closing Net Revenue. If Buyer and Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the “Accounting Arbiter”) to review the disputed items or amounts for the purpose of calculating the Seller Entities’ Pre-Closing Net Revenue in dispute. A “mutually acceptable independent accounting firm” means an independent accounting firm proposed by either Buyer or Seller Party Representative and reasonably acceptable to the other Party. In making such calculation, the Accounting Arbiter shall consider only those items or amounts in Seller Entities’ Calculation as to which Buyer has disagreed to and which are specifically stated in reasonable detail in the Buyer Objection Notice. The Parties shall provide the Accounting Arbiter with such information reasonably related to the determination of Seller Entities’ Pre-Closing Net Revenue as is necessary to allow the Accounting Arbiter to make a determination. The Accounting Arbiter shall deliver to Buyer and Seller Party Representative as promptly as practicable, a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by Seller Parties, if Seller’s Calculation is closer to the Accounting Arbiter’s determination than Buyer’s calculation thereof, (y) by Buyer, if the reverse is true and (z) except as provided in (x) or (y) above, equally by Seller Parties and Buyer.
               (vii) No later than March 31, 2007, Buyer shall deliver to Seller Party Representative Buyer’s calculation of Buyer’s Post-Closing Net Revenue as well as of the

Performance Payment (the “Buyer’s Calculation”), together with reasonable supporting detail of such calculation, and the amount payable by Buyer pursuant to this Section 2.06(c). Buyer shall provide Seller Party Representative with such additional information reasonably related to the determination of the amount of Buyer’s Post-Closing Net Revenue and the Performance Payment as the Seller Party Representative may reasonably request.
               (viii) If Seller Entities disagree with Buyer’s Calculation, Seller Party Representative may, within 30 days after receipt of Buyer’s Calculation, deliver a notice to Buyer disagreeing with any portion of Buyer’s Calculation (the “Objection Notice”). The Objection Notice shall specify in reasonable detail those items or amounts as to which Seller Entities disagree. If Seller Party Representative does not deliver an Objection Notice during such time period or Seller Party Representative indicates agreement with Buyer’s Calculation, then Buyer’s Calculation shall be deemed to be agreed upon by the Parties.
               (ix) If Seller Party Representative shall have delivered the Objection Notice within the 30 day period referred to in clause (viii) above, then Buyer and Seller Party Representative shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the Performance Payment. If Buyer and the Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause an Accounting Arbiter (which may, but need not be the same Accounting Arbiter, if any, used in connection with clause (v) above, to review the disputed items or amounts for the purpose of calculating the portion of the Performance Amount in dispute. In making such calculation, the Accounting Arbiter shall consider only those items or amounts in Buyer’s Calculation as to which Seller Entities have disagreed and which are specifically identified in reasonable detail in the Objection Notice. The Parties shall provide the Accounting Arbiter with such information reasonably related to the determination of Buyer’s Post-Closing Net Revenue and the calculation of the Performance Payment amount as is necessary to allow the Accounting Arbiter to make a determination. The Accounting Arbiter shall deliver to Buyer and the Seller Party Representative, as promptly as practicable, a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by the Seller Parties, if Buyer’s calculation of the portion of the Performance Amount in dispute is closer to the Accounting Arbiter’s determination than the Seller Party Representative’s calculation thereof, (y) by Buyer, if the reverse is true and (z) except as provided in (x) or (y) above, equally by the Seller Parties and Buyer.
               (xi) Within seven (7) business days of the final determination of the Performance Payment, Buyer shall pay the Performance Payment, if any, by wire transfer of such amount to the Designated Account.
               (xii) Buyer and Seller Entities agree that any amounts paid as a Performance Payment shall be treated for all Tax purposes as additional Purchase Price subject to imputation of interest under Sections 483 and/or 1274 of the Code.

               (xii) In the event that Buyer sells or transfers all or substantially all of the assets related to the Seller Services prior to December 31, 2006, Buyer shall either (A) retain its obligations related to the payment of the Performance Payment, substituting the revenues of the transferee of such assets derived from the sale of the Seller Services for those of Buyer for purposes of this Section 2.06 for the period from such transfer through December 31, 2006, or (B) be obligated to assign its obligations related to the payment of the Performance Payment to the transferee of such assets, provided that the transferee of such assets assumes Buyer’s obligations to make the Performance Payments in accordance with Section 2.06 hereof, substituting the revenues of the transferee of such assets derived from the sale of the Seller Services for those of Buyer for purposes of this Section 2.06 for the period from such transfer through December 31, 2006, and provided further that Buyer remains responsible for the payment of the Performance Payment if such transferee defaults on its obligations related thereto.
     2.07. Closing. (a) Subject to the terms and conditions set forth in this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Goodwin Procter llp, 599 Lexington Avenue, New York, New York 10022 on the date hereof (the “Closing Date”), or at such other time or place as Buyer and Seller may agree.
          (b) Contemporaneously with the execution and delivery of this Agreement, Seller Parties shall deliver or cause to be delivered to Buyer the following:
               (i) this Agreement, duly executed by each Seller Party;
               (ii) the Transition Services Agreement, duly executed by each of the Seller Entities;
               (iii) a bill of sale, assignment and assumption agreement, substantially in the form of Exhibit C (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by each of the Seller Entities, further evidencing the conveyance to Buyer of the Purchased Assets and effectuating the assignment of the Assumed Contracts;
               (iv) for any of the Business’s Intellectual Property, the assignment of which is required or permitted to be recorded in the U.S. Patent and Trademark Office, the U.S. Copyright Office or a similar office or authority of any foreign jurisdiction, assignments of such Business’s Intellectual Property in recordable form in substantially the form of Exhibit D, duly executed by the relevant Seller Entity;
               (v) the Escrow Agreement, duly executed by each Seller Party;
               (vi) such other instruments of transfer reasonably requested by Buyer to transfer to and vest in Buyer all of Seller Entities’ right, title and interest in and to the Purchased Assets;

               (vii) copies of resolutions duly adopted by the members of each Seller Entity, authorizing and approving such Seller Entity’s respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Ancillary Agreements, certified as true and of full force;
               (viii) all Required Consents, in form satisfactory to Buyer;
               (ix) a written Memorandum of Understanding (the “Memorandum of Understanding”) regarding miscellaneous matters, duly executed by each Seller Party;
               (x) a legal opinion of Dykema Gossett, PLLC, counsel to Seller Entities, in form reasonably acceptable to Buyer;
               (xi) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Section 1445 of the Code stating that no Seller Entity is a “foreign person” as defined in Section 1445 of the Code; and
               (xii) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.
          (c) Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to Seller Entities the following:
               (i) the cash payment described in Section 2.06(b)(i);
               (ii) this Agreement, duly executed by Buyer;
               (iii) the Escrow Agreement, duly executed by Buyer;
               (iv) the Transition Services Agreement, duly executed by Buyer;
               (v) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;
               (vi) the P. Kennedy Offer Letter, duly executed by Buyer (or its designated Affiliate or Affiliates);
               (vii) the Memorandum of Understanding, duly executed by Buyer;
               (viii) evidence of the payment to the Escrow Agent described in Section 2.06(b)(ii);
               (ix) copies of resolutions duly adopted by the board of directors of Buyer, or a committee thereof, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force; and
               (x) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Seller Entities or their counsel.
          (d) To the extent not actually delivered on the date hereof, Seller Entities shall effect physical delivery of the tangible assets included in the Purchased Assets to Buyer by providing Buyer with physical access to the locations of such Purchased Assets.
     2.08. Allocation of Purchase Price. The Parties agree that the transactions contemplated by this Agreement shall be treated for federal income tax purposes as a taxable purchase of the Purchased Assets. Subject to the following sentence, as promptly as practicable after the Closing Date and in no event later than March 31, 2007, Buyer shall deliver the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets, provided, that, as between Buyer and the Seller Parties, property, plant and equipment shall be deemed to be valued at the net book value of such items on the books of Seller Entities as of the Closing Date. Buyer shall use reasonable efforts to deliver the allocation referred to in the previous sentence on or before December 31, 2006. Buyer and Seller Parties agree (a) that the allocations will be made in accordance with the Code, and (b) to treat and report the transactions contemplated by this Agreement in accordance with Section 8.02(c).
2.09. Closing Statement; Working Capital Adjustment.
          (a) As promptly as practicable after the Closing Date and in no event later than 75 days after the Closing Date, Buyer shall deliver to Seller Party Representative a closing statement of the Working Capital as of the Closing Date (the “Closing Statement”), together with reasonable supporting detail of the calculation thereof. Buyer shall provide Seller Party Representative with such additional information reasonably related to the determination of the amount of the Closing Working Capital as the Seller Party Representative may reasonably request. The Closing Working Capital shall be determined in accordance with GAAP on a basis consistent with the Audited Financial Statements. If the Closing Working Capital is greater than the Target Working Capital, Buyer shall deliver such amount of excess in immediately available funds to the Designated Account within 30 days of a final determination of such amount in accordance with this Section 2.09. If the Closing Working Capital is less than the Target Working Capital, the Seller Party Representative shall deliver such amount of short fall in immediately available funds to Buyer’s account as designated by Buyer within 30 days of a final determination of such amount in accordance with this Section 2.09.
          (b) If Seller Entities disagree with the calculation of the Closing Working Capital, Seller Party Representative may, within 30 days after delivery of the Closing Statement, deliver a notice to the Buyer disagreeing with such calculation and setting forth Seller Party Representative’s calculation of such amounts (the “Closing Statement Objection Notice”). The Closing Statement Objection Notice shall specify in reasonable detail those items or amounts as to which Seller Entities disagree, and Seller Entities shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

          (c) If Seller Party Representative shall have delivered the Closing Statement Objection Notice within the 30 day period referred to in Section 2.09(b) above, then Seller Party Representative and Buyer shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts, which amount shall not be more than the amount thereof shown in the calculation delivered pursuant to Section 2.09(b) nor less than the amount thereof shown in the calculation delivered pursuant to Section 2.09(a). If Buyer and Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital. The Parties shall provide the Accounting Referee with such information reasonably related to the determination of the Closing Working Capital as is necessary to allow the Accounting Referee to make a determination. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement as to which Seller Entities have disagreed and which are specifically stated in reasonable detail in the Closing Statement Objection Notice. The Accounting Referee shall deliver to Buyer and Seller Party Representative, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by Buyer, if Seller Entities’ calculation of the Closing Working Capital is closer to the Accounting Referee’s determination than Buyer’s calculation thereof, (y) by Seller Parties, if the reverse is true and (z) except as provided in (x) or (y) above, equally by Buyer and Seller Parties.
          (d) To the extent that Buyer reserves any amount for doubtful accounts in connection with the determination of the Closing Working Capital and any such doubtful account is collected thereafter within 180 days of the Closing Date, Buyer shall notify Seller Party Representative of the receipt of such funds and, within 30 days of receipt thereof, deliver by wire transfer in immediately available funds to the Designated Account, the amount of such collected doubtful account. All accounts, notes receivable and other receivables of Seller Entities at the Balance Sheet Date have been included in the Balance Sheet.
     2.10. Escrow Agreement. Seller Entities agree that in accordance with Section 2.06(b)(ii), at the Closing $2,380,000 of the Purchase Price shall be delivered by Buyer to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement. For federal income tax purposes, any payment to the Seller Entities from the Escrow Account will be treated as deferred Purchase Price and will be subject to imputation of interest under Section 483 or Section 1274 of the Code. Any interest earned on the Escrow Account will be included in the gross income of Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
     Except as set forth in the disclosure schedules and delivered herewith to Buyer (the “Disclosure Schedules”), which Disclosure Schedules are incorporated herein and made a part hereof for all purposes, with disclosures in one such schedule being deemed disclosures in each other schedule provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other schedules relate, Seller Parties hereby make the representations and warranties as set forth in this Article III, jointly and severally. None of the Seller Parties makes, and have not made, any representations or warranties relating to Seller Entities, their respective business or assets or the transactions contemplated by this Agreement other than those expressly set forth in this Agreement, any Ancillary Agreement, any certificate delivered at Closing or in any of the Disclosure Schedules attached hereto. The foregoing notwithstanding, none of the Seller Owners makes any representations or warranties regarding any other Seller Owners or the respective interest, circumstances or agreements of any other Seller Owners.
     3.01. Company Existence and Power. Michigan Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Michigan and has all limited liability company powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Ohio Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Ohio and has all limited liability company powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as currently conducted. Each Seller Entity is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.01 correctly sets forth each jurisdiction in which each Seller Entity is qualified or licensed to do business as a foreign Person. True, correct and complete copies of the Organizational Documents of each Seller Entity as in effect on the date hereof have been delivered to Buyer.
     3.02. Seller Party Authorization. The execution, delivery and performance by each of the Seller Parties of this Agreement and each of the Ancillary Agreements to which each such Seller Party is a party, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby are within (i) with respect to each Seller Party that is not an individual, each such Seller Party’s respective corporate, trust, limited partnership or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company action on the part of each such Seller Party, and (ii) with respect to each Seller Party that is an individual, each such Seller Party’s respective power and authority. Each of this Agreement, the Memorandum of Understanding and each Ancillary Agreement to which each such Seller Party, respectively, is a party has been duly executed and delivered by such Seller Party and constitutes a valid and binding agreement of each such Seller Party, enforceable in accordance with its terms.
     3.03. Membership Interests and Securities. (a) Schedule 3.03(a) sets forth the number and class of each of the authorized, issued and outstanding membership interests or other Equity Securities of each Seller Entity and a list of the holders of all such Equity Securities of all classes. All of such outstanding membership interests or other Equity Securities are validly issued, fully paid and non-assessable, were issued in conformity with applicable Law, and are owned of record and beneficially by the Persons listed on Schedule 3.03(a), free and clear of any and all Liens.
          (b) No Seller Entity has any outstanding commitments to issue or sell Equity Securities, and no securities or obligations evidencing any such right are outstanding. There are no outstanding obligations, written or otherwise, of any shareholder, member or other holder of Equity Securities of a Seller Entity to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights in respect of any Equity Securities of any Seller Entity. Any Equity Securities which were issued and reacquired by a Seller Entity were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and no Seller Entity has any outstanding obligation or liability with respect thereto.
          (c) Except as set forth on Schedule 3.03(c), the only Subsidiary of Michigan Seller is Ohio Seller. Ohio Seller has no Subsidiaries. No Seller Entity holds any Equity Securities of any other Person that owns or controls any of the Purchased Assets or through which a Seller Entity conducts any portion of the Business and (ii) the Purchased Assets do not include any Indebtedness or Equity Securities of any Person.
     3.04. Governmental Authorization; Consents. (a) The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity.
          (b) Except as set forth on Schedule 3.04(b), no consent, approval, waiver or other action (a “Required Consent”) by any Person under any contract, agreement, indenture, lease, instrument or other document to which any Seller Party is a party or is bound is required or necessary for the execution, delivery and performance by such Seller Party of this Agreement, the Memorandum of Understanding and each of the Ancillary Agreements or for the consummation of the transactions contemplated hereby or thereby.
          (c) The consent of the George Family Partnership, George Trust, P. Kennedy, M. Kennedy and the Vaughn Trust is sufficient to authorize each Seller Entity to engage in the transactions contemplated by this Agreement and no other approval is required by the Organizational Documents or applicable Law which governs each such Seller Entity, respectively.
     3.05. Non-Contravention. The execution, delivery and performance by each of the Seller Parties of this Agreement, the Memorandum of Understanding and each of the Ancillary Agreements, and the consummation by each of the Seller Parties of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene or conflict with any provision of any Law or Permit binding upon or applicable to a Seller Entity or the Business; (iii) except as set forth on Schedule 3.05, assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller Party, or to a loss of any benefit, relating to the Business to which a Seller Entity is entitled under any provision of any agreement, contract or other instrument binding upon such Seller Entity or (iv) result in the creation or imposition of any Lien on any Purchased Asset.
     3.06. Financial Statements. (a) Attached as Schedule 3.06 are true and complete copies of the audited consolidated balance sheet of the Seller Entities as of December 31, 2004 and December 31, 2005 and the related consolidated audited statements of operations and cash flows for the 12 months ended December 31, 2004 and December 31, 2005 (collectively, the “Audited Financial Statements”) and the unaudited consolidated balance sheet as of March 31, 2006 and the related unaudited consolidated statements of operations and cash flows for the three months ended on March 31, 2006 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
          (b) (i) The Financial Statements are accurate in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except, in the case of the Unaudited Financial Statements only, for the absence of footnotes. The Financial Statements fairly presented, in all material respects, the financial condition, results of operations and cash flows of the Seller Entities as of the dates and during the periods indicated therein.
               (ii) The Seller Entities have in place effective “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). No Seller Entity nor, any director, officer, employee, auditor, accountant or representative of any Seller Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Seller Entity or any of their internal controls over financial reporting, including any complaint, allegation, assertion or claim that such Seller Entity has engaged in questionable accounting or auditing practices. During the periods covered by the Financial Statements, (A) there have been no changes in a Seller Entity’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, a Seller Entity’s internal control over financial reporting; and (B) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting have been reported to the relevant Seller Entity’s board of directors or Person or Persons performing similar functions and the relevant Seller Entity’s external auditors, and any such reports are identified on Schedule 3.06(b). To Seller’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of a Seller Entity or other employees of a Seller Entity who have a significant role in such Seller Entity’s internal control over financial reporting.
          (c) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Seller Entities at the Closing Date will be, valid, genuine and fully collectible within 60 days in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet of the Business.

          (d) All of the Assumed Liabilities were incurred by Seller Entities in the ordinary course of business.
          (e) The amount of the Target Working Capital is equal to the average Working Capital of Seller Entities as of October 31, 2005 (unaudited), November 30, 2005 (unaudited) and December 31, 2005 (audited).
     3.07. Absence of Certain Changes. Since the Balance Sheet Date, except for the sale process leading to, and the negotiation of this Agreement, except as reflected in the Financial Statements or except as set forth on Schedule 3.07, Seller Entities have conducted the Business in the ordinary course consistent with past practices, and there has not been any:
          (a) Material Adverse Change, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay any Seller Party’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;
          (b) payment or grant of any right relating to the Business by any Seller Party to any Interested Person, or any charge by any Interested Person to a Seller Entity relating to the Business, or other transaction between a Seller Entity relating to the Business and any officer, director, member or immediate family member of any such party or any of their Affiliates (“Interested Person”), except in any such case for employee compensation payments in the ordinary course of business of each Seller Entity consistent with past practice;
          (c) incurrence, assumption or guarantee by a Seller Entity of any Indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $15,000 in the aggregate;
          (d) creation or assumption by a Seller Entity of any Lien on any Purchased Asset;
          (e) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in an amount greater than $15,000, in the aggregate;
          (f) transaction or commitment made, or any contract or agreement entered into, by a Seller Entity relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by a Seller Entity of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (g) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by a Seller Entity with respect to the Business;
          (h) (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of a Seller Entity relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business, other than in the ordinary course of business consistent with past practice;
          (i) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union, representative thereof or any other Person to organize any employees of the Business;
          (j) employee terminations and/or layoffs, and each Seller Entity has preserved intact and kept available the services of present employees, in each case in accordance with past practice;
          (k) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $15,000, in the aggregate;
          (l) commencement or notice or, to Seller’s Knowledge, threat of commencement of any lawsuit or proceeding against, or investigation of, a Seller Entity or its respective affairs, or the commencement or settlement of any litigation by a Seller Entity;
          (m) transfer or sale by a Seller Entity of any rights to the Business’s Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Business’s Intellectual Property, with any Person; (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person other than in-bound “shrink wrap” end-user licenses; (iii) the change in pricing or royalties set or charged by a Seller Entity to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to a Seller Entity; or (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property;
          (n) failure by a Seller Entity to pay when due any amounts owing to any Person, and no Seller Entity has withheld any payments owing to any vendor of products or services;

          (o) dispute or disagreement between a Seller Entity, on the one hand, and any vendor of products or services to a Seller Entity, on the other hand;
          (p) action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement; or
          (q) agreement, undertaking or commitment to do any of the foregoing.
     3.08. Personal Property. (a) The Seller Entities have good and marketable title to, or in the case of leased personal property, has valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) used in the Business and reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”). None of such Personal Property is subject to any Liens, other than the following (collectively, “Permitted Liens”):
               (i) Liens disclosed on the Balance Sheet;
               (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or
               (iii) The lessor’s interest with respect to any Personal Property held pursuant to a lease listed on Schedule 3.08(iii); or
               (iv) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.
          (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.
     3.09. Real Property. (a) None of the Real Property is owned by Seller Entities. All of the Real Property is leased by a Seller Entity as lessee or sublessee.
          (b) Schedule 3.09(b) lists all leases and subleases of Real Property (the “Leases”), together with a description reasonably sufficient to provide Buyer with an understanding of all buildings and material fixtures and improvements erected thereon.
          (c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by a Seller Entity or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller Entities have delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

          (d) The relevant Seller Entity is the holder of the lessee’s interest under each of the Leases and has not assigned any such Lease or subleased all or any portion of the premises leased thereunder. No Seller Entity has made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.
     3.10. Sufficiency of Purchased Assets. As of the date of this Agreement, the Purchased Assets constitute all of the assets or property used or held for use in the Business and are sufficient for Buyer to conduct the Business without interruption and in the ordinary course of business as it has been conducted by Seller Entities as of the Closing Date, except for the assets listed on Schedule 3.10 that are held by Advantage Management, LLC, an Affiliate of the Seller Entities, and used by it in connection with the provision of management and administrative services to the Seller Entities.
     3.11. Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for the Permitted Liens.
     3.12. No Undisclosed Liabilities. Except as set forth on Schedule 3.12, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (a) as and to the extent set forth in the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements or specifically disclosed as such in the notes thereto, (b) contractual or other obligations of performance (other than obligations arising by reason of a default in performance regardless of how caused) not required to be recorded or disclosed in the balance sheet in the Audited Financial Statements or in the notes thereto under GAAP consistently applied, (c) liabilities and obligations (other than liabilities and obligations arising by reason of any breach of contract, breach of warranty, tort, infringement or violation of Law) incurred in the usual and ordinary course of business of the Business consistent with past practice since the Balance Sheet Date, which, in the aggregate, taken as a whole, are not material to the Business, or (d) liabilities and obligations disclosed in the Disclosure Schedules.
     3.13. Litigation. Except as disclosed on Schedule 3.13, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against, or, to Seller’s Knowledge, threatened against or affecting, the Business or any Purchased Asset, or the transactions contemplated hereby before any Governmental Entity; and no Seller Entity is subject to any Order, and, to Seller’s Knowledge, there are no Orders threatened to be imposed on any Seller Entity in respect of the Business or any Purchased Asset.
     3.14. Material Contracts. (a) True, correct and complete copies of all Contracts material (for purposes of this Section 3.14 only, as such term is defined in Item 601(b)(10) of Regulation S-K, promulgated under the Securities Act of 1933, as amended) to the Business as in effect on the date hereof have been delivered to Buyer and, except for the Assumed Contracts disclosed on Schedule 3.14 and the Consent Pending Contracts disclosed on Schedule 2.02(j), as of the date of this Agreement, with respect to the Business, no Seller Entity is a party to or subject to any:
               (i) lease or sublease of Real Property;
               (ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by a Seller Entity of, or pursuant to which in the last year a Seller Entity paid, in the aggregate, $10,000 or more;
               (iii) sales, distribution or other similar agreement providing for the sale by a Seller Entity of materials, supplies, goods, services, equipment or other assets that provide for annual payments to a Seller Entity of, or pursuant to which in the last year such Seller Entity received, in the aggregate, $10,000 or more;
               (iv) partnership, joint venture or other similar contract arrangement or agreement;
               (v) contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000, in the aggregate;
               (vi) employment or consulting agreement, or other contract in respect of the provision of services for the day to day operation of the Business (e.g., with a temporary services agency);
               (vii) license, technology transfer, franchise or other agreement in respect of any Business’s Intellectual Property or other property owned or used by a Seller Entity;
               (viii) agency, dealer, sales representative or other similar agreement;
               (ix) contract or other document that limits the freedom of a Seller Entity to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;
               (x) contract, agreement, commitment or promise, whether oral or written, in respect of pricing for the services offered by the Seller Entities;
               (xi) contract or commitment with or for the benefit of any Interested Person; or
               (xii) other contract or commitment not made in the ordinary course of business.

          (b) Each Assumed Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.14(a) is a valid and binding agreement of such Seller Entity and is in full force and effect, and except as set forth on Schedule 3.14(b), no Seller Party nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Assumed Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.
          (c) Attached hereto as Schedule 3.14(c) are true, correct and complete copies of all agreements Seller Entities have with their respective customers.

     3.15. Technology and Intellectual Property.
          (a) Schedule 3.15 lists: (i) all patents, all registered trademarks, service marks, and copyrights, and all logos, tradenames, domain names and corporate names; and any applications and renewals for any of the foregoing owned by or on behalf of Seller Entities for the benefit of the Business; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Seller for the benefit of the Business; and (iii) other than any “off-the-shelf” third party software or related intellectual property of such third party listed on Schedule 3.15, all licenses (in and out), sublicenses and other agreements to which a Seller Entity is a party and pursuant to which a Seller Entity or any other person is authorized to use any of the Business’s Intellectual Property or exercise any other right with regard thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and the applicable payment terms (or summary of any formula or procedure for determining such payment terms).
          (b) Each item of the Business’s Intellectual Property is either: (i) owned solely by a Seller Entity free and clear of any Liens; or (ii) rightfully used and authorized for use by a Seller Entity or its successors pursuant to a valid and enforceable written license. No item of the Business’s Intellectual Property, including without limitation all or any portion of source code, is held in escrow. All of the Licensed Business Intellectual Property that is used by Seller Entities is separately identified as such on Schedule 3.15. Seller Entities have all rights in the Business’s Intellectual Property necessary to carry out the Business’s former and current activities and all Intellectual Property used in the Business as currently conducted is either Owned Business Intellectual Property or Licensed Business Intellectual Property.
          (c) Except as noted on Schedule 3.15, no Seller Entity is in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Business’s Intellectual Property. Except as noted on Schedule 3.15, no Seller Entity is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by a Seller Entity or Buyer, as successor to Seller Entities, in the Business’s Intellectual Property.
          (d) Seller Entities’ use in the Business of the Business’s Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. Seller Entities’ use in the Business of the Business’s Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person’s, trademark, service mark, trade name, firm name, logo, trade dress or, to the Knowledge of Seller Parties, patents. No claims challenging the validity, enforceability or ownership by Seller Entities of any of the Owned Business Intellectual Property have been asserted against any Seller Entity or, to the Seller’s Knowledge, are threatened by any Person. No claims to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Business Intellectual Property by Seller Entities, infringes or will infringe on any intellectual property or other proprietary or personal right of any

Person have been asserted against a Seller Entity or, to the Seller’s Knowledge, are threatened by any Person, nor, with respect to the Owned Business Intellectual Property, does there exist any valid basis for such a claim. There are no legal or proceedings by any Governmental Entity, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Business Intellectual Property, other than review of pending patent or trademark applications indicated on Schedule 3.15, and no Seller Entity is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents, all registered trademarks and service marks, and all copyright registrations owned by each Seller Entity are valid, enforceable and subsisting. To the Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business’s Intellectual Property by any third party, employee or former employee.
          (e) Schedule 3.15 separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Owned Business Intellectual Property. Seller Entities have secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Owned Business Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the relevant Seller Entity and have provided true and complete copies of such assignments to Buyer.
          (f) Assuming the obtaining of all necessary consents with respect to Licensed Business Intellectual Property listed on Schedule 3.15, the transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights of any Seller Entity in any of the Business’s Intellectual Property.
          (g) Seller Entities have taken commercially reasonable measures to protect the proprietary nature of the Business’s Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller Entities in the Business.
          (h) Except as noted on Schedule 3.15, neither the Owned Business Intellectual Property, nor to the Seller’s Knowledge, the Licensed Business Intellectual Property, includes any Publicly Available Software and no Seller Entity has used Publicly Available Software in whole or in part in the development of any part of the Owned Business Intellectual Property in a manner that may subject the Owned Business Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g. PERL), (iii) the Mozilla Public License, (iv) the

Netscape Public License, (v) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.
          (i) Anything in this Agreement to the contrary notwithstanding, none of the Seller Parties makes any representation or warranty with respect to the Business’s Intellectual Property rights in any jurisdiction other than Canada, Mexico, China and the United States of America and any other jurisdiction in which a Seller Entity conducts the Business.
     3.16. Insurance Coverage. Schedule 3.16 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. Each Seller Entity has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed on Schedule 3.16. There is no claim by a Seller Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth on Schedule 3.16, all premiums payable under all such policies and bonds have been paid and each Seller Entity is otherwise in full compliance with the terms and conditions of all such policies and bonds. Except as set forth on Schedule 3.16, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2002 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by similarly situated Persons conducting businesses similar to the Business. No Seller Entity is aware of any threatened termination of, or premium increase with respect to, any of such policies or bonds.
     3.17. Compliance with Laws. (a) No Seller Entity is in violation of, nor has violated, any applicable provisions of any Laws, no Seller Entity is under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Law applicable to the Purchased Assets or the conduct of the Business, except, with respect to all of the foregoing, for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no Seller Entity has conducted any internal investigation or entered into any agreement of any kind concerning any alleged violation of Law applicable to such Seller Entity or the Business (regardless of the outcome of such investigation) on the part of such Seller Entity or any of its respective officers, directors, employees, agents or representatives, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) Each Seller Entity is in compliance with all applicable federal, state and local privacy and anti-SPAM statutes, Laws and regulations including, without limitation, the Gramm-Leach-Bliley Act and Section 5 of the Federal Trade Commission Act.
          (c) Except in connection with this Agreement, no Seller Entity has sold, transferred, disclosed, made available to any third parties or otherwise released for distribution any of its customer files and other customer information relating to its current and former customers (the “Seller Entity Customer Information”). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than Seller Entities possesses any claims or rights with respect to use of Seller Entity Customer Information.
          (d) Schedule 3.17(d) contains a complete and accurate list of all Permits material to the Business, which are the only such Permits necessary to carry on the Business, together with the name of the Governmental Entity issuing such Permit. Such Permits are valid and in full force and effect and are transferable by the relevant Seller Entity for the benefit of Buyer immediately after giving effect to the transactions contemplated hereby and no notice or additional filings must be made in connection therewith. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.
          (e) No Seller Entity is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Order of any Governmental Entity.
          (f) To the extent any Seller Entity subcontracts to third parties any of the work it is required to perform to provide the Seller Services to its customers, this Section 3.17 shall apply to such subcontractors and for the purposes of (a) to (e) above only, each reference to a Seller Entity or the Seller Entities shall mean each such subcontractor, provided that the entirety of this Subsection (f) is qualified to the Seller’s Knowledge.
     3.18. Employees. (a) Schedule 3.18(a) sets forth, with respect to each employee of Seller Entities, respectively (including any such employee of a Seller Entity who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by such Seller Entity, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation for each of the calendar years ended December 31, 2003, 2004 and 2005 and such employee’s projected annualized compensation for the calendar year ending December 31, 2006, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other forms of compensation; (iv) a list of all non-competition, non-disclosure, non-solicitation and similar agreements between such Seller Entity and such employee; and (v) any authorization of any Governmental Entity that is held by such employee and that is used in connection with the Business. Except as set forth on Schedule 3.18(a), Seller Entities have paid all bonuses due and earned for the calendar year ended December 31, 2005 and the employment of each of the employees of the Business is terminable by the relevant Seller Entity at will.

          (b) Except as described on Schedule 3.18(b), no Persons are currently performing services for the Business who are classified other than as employees of a Seller Entity, such as “consultants,” “independent contractors,” or “temps” (collectively, “Contingent Workers”). All Persons classified by a Seller Entity as Contingent Workers rather than employees have been properly classified as such and have been engaged in accordance with all applicable Laws and all such Seller Entity’s Employee Plans.
          (c) No Seller Entity is a party to or bound by any union contract. Except as set forth on Schedule 3.18(c), there has never been any union organizing activity or any similar activity affecting Seller or any of its employees.
          (d) Except as disclosed on Schedule 3.18(d), (i) none of the employees of the Business have notified or otherwise indicated to any Seller Party that he or she intends to terminate his or her employment with a Seller Entity or not to accept employment with Buyer; (ii) all employees of the Business have executed the relevant Seller Entity’s form confidentiality and proprietary information agreement; and (iii) no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way the performance by such employee of any of his or her duties or responsibilities as an employee.
          (e) Each Seller Entity is in compliance in all material respects with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The employees and Contingent Workers of the Business have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state Law. No Seller Entity has failed to pay, any of its employees or Contingent Workers for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.
          (f) Seller Entities, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six (6) month period following the date of this Agreement.
          (g) Each Employee Plan (as defined below) that has been maintained at anytime during the six year period ending on the Closing Date by a Seller Entity or any entity that is considered a single employer with a Seller Entity under Section 414 of the Code or Section 4001 of ERISA which covers current, former, or retired employees of a Seller Entity is listed on Schedule 3.18(g) (each, a “Seller Entity Employee Plan”). “Employee Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employment, severance or similar contract, arrangement or policy, and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Any Seller Entity Employee Plan intended to be qualified under Section 401(a) or 501(c)(9) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. All contributions, reserves, or premium payments to Seller Entity Employee Plans, accrued to the date hereof have been made or provided for. No Seller Entity nor any entity which is considered a single employer with a Seller Entity under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Employee Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. No Seller Entity nor any of their respective ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of such Seller Entity other than health care continuation benefits required to be provided under applicable Law.
          (h) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by a Seller Entity (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of a Seller Entity under any Seller Entity Employee Plan, (ii) increase any benefits otherwise payable under any Seller Entity Employee Plan or (iii) except as described in Schedule 3.18(h), result in the acceleration of the time of payment or vesting of any such benefits. None of the Seller Entity Employee Plans, nor any liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise to be transferred to Buyer and/or its Affiliates as a result of or following the transactions contemplated hereby and the Parties expressly agree that Buyer is not assuming any such Plan or liability.
          (i) No Seller Entity is a government contractor under Executive Order 11246, or otherwise has any affirmative action or prevailing wage obligations under the Law of any Governmental Entity.
     3.19. Environmental Compliance. (i) Seller Entities have complied with all Laws (including, without limitation, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health (collectively, “Environmental Laws”); (ii) no Seller Entity has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of materials ordinarily associated with businesses engaged in business material similarly to the Business (including ordinary office and/or office-cleaning supplies) which have been used in compliance with Environmental Laws; (iii) there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by a Seller Entity; (iv) no Seller Entity has conducted, nor is any Seller Entity aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by a Seller Entity except for routine periodic inspections conducted by Mexican Governmental Entities with respect to Seller Entities’ operations in Mexico; and (v) there are no Environmental Liabilities

(as defined below). For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to a Seller Entity’s operations or activities, or any real property at any time owned, operated or leased by a Seller Entity, or any member’s or stockholder’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.
     3.20. Customers and Suppliers. Schedule 3.20 sets forth (i) a list of all current customers of the Business and the volume of business with each such customer during the calendar year ended December 31, 2005 and for the three (3) months ended March 31, 2006 and (ii) each supplier that is the sole supplier of any significant product or service to the Business. Except as described on Schedule 3.20, no Seller Party has received notice from or is otherwise aware that any customer (or group of customers under common ownership or control) or supplier has suspended, terminated or materially reduced, or indicated its intention to suspend, terminate or materially reduce, its business with a Seller Entity.
     3.21. Products Warranties; Defects; Liabilities. Each product of the Business (including any software product) manufactured, sold, licensed, leased or delivered by a Seller Entity (the “Business Products”) has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties. No Seller Entity has any liability or obligation (and to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against a Seller Entity giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith, except liabilities or obligations incurred in the ordinary course of business consistent with past practice. No Business Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 3.21 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Business Products and copies of each Seller Entity’s standard form of professional services agreements.
     3.22. Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Schedule 3.22, there are no agreements, loans, leases, royalty agreements or other continuing transactions between a Seller Entity and (i) any other Seller Entity, (ii) any officer, director or stockholder of a Seller Entity or (iii) Interested Person. To Seller’s Knowledge, no Interested Person (x) has any material direct or indirect interest in any entity that does business with a Seller Entity or (y) except as set forth on Schedule 3.22, has any direct or indirect interest in any property, asset or right that is used by a Seller Entity in the conduct of the Business. Except as set forth on Schedule 3.22, no Interested Person has any contractual relationship (including that of creditor or debtor) with any Seller Party other than such relationships as result solely from being an officer, director, member or stockholder of a Seller Entity.
     3.23. Finders’ Fees. Except for Goldsmith-Agio-Helms, whose fees will be paid by Michigan Seller, no agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Seller Parties in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this

Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.
     3.24. Representations Complete. None of the representations or warranties made by the Seller Parties in this Agreement, the Memorandum of Understanding, any Ancillary Agreement, nor any statement made in any Schedule or certificate furnished by the Seller Parties pursuant to this Agreement, the Memorandum of Understanding or any Ancillary Agreement at the Closing, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Seller Parties that:
     4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Memorandum of Understanding and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement, the Memorandum of Understanding and each of the Ancillary Agreements have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.
     4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, the Memorandum of Understanding and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity.
     4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement, the Memorandum of Understanding and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any Law or permit binding upon or applicable to Buyer.
     4.05.: Litigation. There is no action, suit, investigation or proceeding pending against, or, to Buyer’s Knowledge, threatened against or affecting Buyer before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE V
COVENANTS OF SELLER AND SELLER PARTIES
     The Seller Parties agrees that:
     5.01. Confidentiality. Michigan Seller is bound by a previously executed Material Confidentiality Agreement, dated February 28, 2002, as amended between Michigan Seller and Buyer (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms. Each Seller Party other than (i) Michigan Seller, (ii) George and (iii) Vaughn hereby acknowledge and agree that each such Party has reviewed the terms of the Nondisclosure Agreement, which terms are incorporated herein by reference, and agrees to be bound by the terms thereof as if it were a party thereto.
     5.02. Trademarks; Tradenames. Within seven (7) days of the Closing Date, Seller Entities shall:
          (a) eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; and
          (b) change the corporate name of each Seller Entity so as to bear no resemblance to the current name of each such Seller Entity or any of the trademarks, tradenames, service marks or service names used in the Business. Buyer agrees that the use by any Seller Entity of the corporate name “PMJJ, LLC” after the Closing is acceptable.
     5.03. Noncompete. (a) As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the consideration to be paid or provided to Seller Entities in connection with such purchase, each Seller Party, George and Vaughn (collectively, the “Non-Competing Parties” and individually, a “Non-Competing Party”) agrees that he or it will not Compete (as defined below), at any time for seven (7) years after the Closing Date anywhere that Buyer or any Affiliate of Buyer conduct the Buyer Business (such period, the “Non-Competition Period”). For purposes hereof “Compete” means directly or indirectly, for his or its own benefit or as agent for another, carry on activities or participate in the ownership (except as the passive holder of less than 5% of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange or quoted in the Nasdaq Stock Market or any successor thereto), management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow his or its name or reputation to be used in or by, any present or future business enterprise that competes with the Business or the Buyer Business anywhere throughout the world, regardless of where such business is located to the extent of the scope of the operations of each of the Business and the Buyer Business as of the Closing Date (each, a “Competing Business”), and shall include but not be limited to, directly or indirectly, diverting to or soliciting or accepting for any such Competing Business the business of any Person who, on the date of the execution and delivery of this Agreement, was a customer of or, based on written records of Buyer existing as of the date of the execution and delivery of this Agreement, was being pursued as a customer by Buyer, its Affiliates, or any Seller Party.
          (b) Each Non-Competing Party acknowledges and agrees that the provisions of this Section 5.03 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Buyer will suffer in the event any Non-Competing Party Competes during the Non-Competition Period, and is intended to assure that Buyer receives the full value of the Purchased Assets and the Business, including its goodwill, in consideration of the Purchase Price paid by Buyer hereunder. Each Non-Competing Party further acknowledges that a breach by any Non-Competing Party of this Section 5.03 will cause irreparable injury and damage to Buyer, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, if any Non-Competing Party breaches this Section 5.03, Buyer shall be entitled to injunctive relief without posting bond or other security and each Non-Competing Party shall not object thereto on the grounds that money damages would be adequate; provided, however, that, Buyer may elect, at its option, to seek damages instead of injunctive relief by virtue of such breach.
          (c) In the event that, despite the express agreement of Buyer and each Non-Competing Party, any provision of this Section 5.03 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the Parties agree that this Section 5.03 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or over the broadest competitive activities as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.
          (d) If there is a Final Order determining that Buyer has defaulted in its obligations to pay any amount payable to a Seller Entity under Section 2.06 of this Agreement and Buyer fails to pay the amounts due to such Seller Entity within 30 days of such Final Order, the obligations of each Non-Competing Party under this Section 5.03 shall be decreased by one (1) year.
     5.04. Non-Solicitation. Each Non-Competing Party agrees, for a period of seven (7) years from the Closing Date, that each Non-Competing Party shall not directly or indirectly, solicit, engage or hire any officer, employee, individual engaged as a consultant (a “Restricted Individual”) or the entity employing any such individual (a “Restricted Entity”) (other than accounting, legal and administrative service providers) of Buyer or its Affiliates to work in any other business or entity provided, however, that this Section 5.04 shall not apply in the case of a general solicitation by a Non-Competing Party not targeted specifically at such officer or employee; and, provided, further, however, that upon the prior written consent of Buyer, which consent shall not be unreasonably withheld, a Non-Competing Party may engage a Restricted Entity to provide services to such party provided such services will not be provided by or involve the related Restricted Individual.
     5.05. Audit Assistance. From and after the date of the execution and delivery of this Agreement, to the extent requested by Buyer in connection with (a) any audit of Buyer’s financial statements, (b) any separate presentation to be prepared by Buyer of the financial statements of the Business (including, without limitation, any such separate presentation of the Business as a “significant subsidiary” or a “business acquired” within the meaning of the accounting rules of the Securities and Exchange Commission), or (c) any presentation to be prepared by Buyer of the pro forma effects of Buyer’s acquisition of the Business, each Seller Entity shall, and shall cause its auditors to, (i) cooperate fully in the preparation of such financial statements or pro forma presentation, and (ii) provide, or cause to be provided, any records or other information requested by Buyer in connection therewith, as well as access to, and the cooperation of, the auditors and audit work papers relating to such Seller Entity, at the cost and expense of Buyer. Any request for assistance pursuant to this Section 5.05 may be made by Buyer to the Seller Party Representative who shall promptly inform the relevant Seller Entity of such request and cooperate fully in assisting such Seller Entity in providing the assistance or information requested by Buyer.
     5.06. Maintenance of Corporate Existence of Seller Entities. Until the later to occur of (i) the termination of all obligations of any Seller Party under the Transition Services Agreement, and (ii) the date upon which Seller Party Representative provides to Buyer a copy of the official notice from the Mexican government stating that the entity set forth on Schedule 3.03(c) has been dissolved for all purposes, the Seller Entities shall maintain their respective corporate existence.
     5.07. Consent Pending Contracts. The Seller Entities and Buyer agree that, in the event a counterparty to any of the Consent Pending Contracts hereto informs Buyer or Seller Entities that the assignment of such Assumed Contract to Buyer is invalid or otherwise disputes such assignment as being in violation of the terms of such Assumed Contract, such Assumed Contract will immediately be added to the appropriate schedule to the Transition Services Agreement and shall thereafter be deemed a Consent Pending Contract for all purposes under the Transition Services Agreement.
     5.08. Assignment and Novation of Consent Pending Contracts. (a) Each Consent Pending Contract will automatically be assigned by the applicable Seller Entity to Buyer on the date (the “Final Assignment Date”) on which the necessary consent, approval or novation is obtained and the rights and obligations of the applicable Seller Entity and Buyer with respect to such Consent Pending Contract during the period that commences on the Closing Date and ends on the applicable Final Assignment Date shall be governed by the Transition Services Agreement.
          (b) If, after the Closing Date, the applicable Seller Entity and Buyer obtain the necessary consent or approval for the assignment or novation of a Consent Pending Contract for which an assignment or novation is required, then such Consent Pending Contract shall be deemed to be assigned and transferred to Buyer promptly after such Seller Entity and Buyer obtain such consent or approval or effect such a novation and such Consent Pending Contract shall immediately thereafter be deemed a Purchased Asset for all purposes under this Agreement. On the applicable Final Assignment Date, with respect to any Consent Pending Contract, Buyer and such Seller Entity shall execute and deliver to one another such instrument of assignment and assumption necessary to effect the assignment and assumption contemplated hereby.

     5.09. Financial Transition Assistance. From and after the date of the execution and delivery of this Agreement through the earlier to occur of (i) the date upon which Buyer completes, to the reasonable satisfaction of the Company and its auditors, the preparation and audit of the financial statements of the Business for the fiscal quarter ending June 30, 2006 or (ii) August 15, 2006, the Seller Entities shall, and shall cause Vaughn to provide, reasonable assistance with the matters set forth on Schedule 5.09 in connection with the Business and the Seller Services.
ARTICLE VI
COVENANTS OF BUYER
     Buyer agrees that:
     6.01. Access. Buyer, on and after the Closing Date, will afford promptly to each Seller Entity and its agents reasonable access to its properties, books, records, employees and auditors to the extent reasonably necessary to permit each Seller Entity to determine any matter relating to its rights and obligations hereunder or with respect to any period ending on or before the Closing Date.
     6.02. Confidentiality. Buyer is bound by the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
ARTICLE VII
COVENANTS OF BOTH PARTIES
     The Parties hereto agree that:
     7.01. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Memorandum of Understanding and, to the extent a Party is a party to an Ancillary Agreement, to such Ancillary Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, the Memorandum of Understanding and the Ancillary Agreements and to vest in Buyer good and marketable title to the Purchased Assets and to vest in Buyer the assumption of the Assumed Liabilities.
          (b) Each Seller Entity hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of such Seller Entity with full power of substitution in the name of Buyer or in the name of such Seller Entity, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and

(ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     7.02. Certain Filings. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, the Memorandum of Understanding and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     7.03. Public Announcements. Each Seller Party agrees that it will not originate any publicity, press release or public announcements, written or oral, whether to the public or press, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms without the prior written consent of Buyer. Each Seller Party acknowledges that Buyer will make such announcements and disclosures that it deems necessary or advisable, including, for the avoidance of doubt but not limited to, those disclosures required by applicable Law or any securities exchange or Nasdaq, the issuance of a press release announcing this transaction and participation in a publicly accessible conference call to discuss the transactions contemplated by this Agreement, provided that, within the time required by applicable Law, any securities exchange, Nasdaq or other reasonable deadline provided by Buyer to Seller Party Representative (in each case, the “Response Deadline”), Buyer will provide Seller Party Representative with a prior reasonable opportunity to review and comment upon any such press release. In no event will Buyer be required to delay the release of any such press release as a result of Seller Party Representative’s failure to provide Buyer with comments in advance of the Response Deadline.
     7.04. Survival. The covenants of the applicable Parties set forth in Articles V, VI and VII shall survive the Closing.
ARTICLE VIII
TAX MATTERS
     8.01. Tax Matters. Each Seller Party hereby represents and warrants to Buyer as of the date hereof that:
          (a) Each Seller Entity has timely filed all Tax Returns on which such Seller Entity is or was required to determine or report its liability for any Tax and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns were complete and correct in all respects. No portion of any such Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any Governmental Entity pursuant to which liability would be any imposed on a Seller Entity, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to Seller’s Knowledge, threatened. No Seller Entity is currently the beneficiary of any extension of time within which to file any such Tax Return, and no Seller Entity has waived any statute of limitation with respect to any such Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. To Seller’s Knowledge, no claim has ever been made by a Tax authority in a jurisdiction where Seller Entities do not file Tax Returns that a Seller Entity is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the Purchased Assets other than for Taxes not yet due. Each Seller Entity is a “United States person” as defined in Section 7701(1)(30) of the Code.
          (b) Each Seller Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.
          (c) The Purchased Assets do not include any capital stock or other Equity Securities in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.
          (d) Each Seller Entity has established, in accordance with GAAP principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period.
          (e) Each Seller Entity has been properly classified as a partnership for federal and state income tax purposes at all times since its inception.
          8.02. Tax Cooperation; Allocation of Taxes. (a) Each of Buyer and Seller Parties agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyer and Seller Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets. In addition, Buyer and Seller Parties each agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 8.02 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or any Seller Party) and each such party agrees to afford the other reasonable access to such records during normal business hours.
          (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller Entities and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller Entities shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, each of Buyer and each Seller Entity shall present a statement to the other setting forth the amount of reimbursement to which Buyer and Seller Entities, respectively, is entitled under this Section 8.02(b), together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller Entities shall notify Buyer upon receipt by Seller Entities of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Entity; provided that, if such bill covers the Pre-Closing Tax Period, Seller Entities shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If any Seller Entity or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.02(b), such Seller Entity or Buyer, as the case may be, shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.02 and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.
          (c) Buyer and Seller Entities agree to file all Tax Returns consistent with the allocation delivered pursuant to Section 2.08 and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service (“IRS”) audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each of Buyer and each Seller Entity shall notify the other Parties if it receives notice that the IRS or other Governmental Entity proposes any allocation different than that set forth in the allocation delivered pursuant to Section 2.08. No later than ten (10) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, Buyer shall deliver to each Seller Entity, and each Seller Entity shall deliver to Buyer, a copy of Buyer’s and each such Seller Entity’s, respectively, IRS Form 8594.
          (d) Seller Entities shall (i) be responsible for (and shall indemnify and hold harmless Buyer against) any and all liabilities for Transfer Taxes, regardless of the Person responsible for such Transfer Taxes under applicable Law and (ii) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
     8.03. FIRPTA Certificate. On or prior to the Closing Date, each Seller Entity shall deliver to Buyer a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and substantially in form and substance required under the Treasury Regulations Section 1.1445-2(b).

ARTICLE IX
EMPLOYEE MATTERS
     9.01. Employees. As of the Closing Date, Buyer will offer employment to the employees of the Business who are listed on Schedule 9.01 (all such employees who accept Buyer’s offer and commence employment with Buyer as of the Closing Date, the “Transferred Employees”) in accordance with the Offer Letters in substantially the form attached hereto as Exhibit E.
     9.02. Employee Obligations. As set forth in Section 2.04(b), Seller Entities shall retain any liabilities, obligations or claims which are incurred under any Seller Entity Employee Plan and Buyer shall have no responsibility or liability for the payment of such benefits.
     9.03. COBRA. If and to the extent required by applicable Law and regulations, Seller Entities will be responsible for providing continuation coverage and all related notices to the extent required by Law to any employee of the relevant Seller Entity or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date, including, without limitation, those qualifying events arising in connection with the consummation of the transactions contemplated by this Agreement.
     9.04. Vesting. Each Seller Entity shall cause the Transferred Employees to become fully vested in their account balances in any defined contribution pension or profit sharing plan sponsored or maintained by such Seller Entity, effective as of the Closing Date.
     9.05. No Third-Party Beneficiaries. Notwithstanding any possible inferences to the contrary, no Seller Entity nor Buyer intend for this Article IX to create any rights or obligations except as between the relevant Seller Entity and Buyer, and no past, present or future employees of such Seller Entity or any dependents or beneficiaries of such employees, shall be treated as third-party beneficiaries of this Article IX.
     9.06. Plant Closing Laws. The Parties shall cooperate to avoid the incurrence of liability to any employee under any Plant Closing Law. To the extent that liability may be incurred, Seller Entities shall be liable for and indemnify and hold harmless Buyer with respect to any liability relating to any employee who is not a Transferred Employee.
     9.07. Unemployment Insurance. Each Seller Entity shall cooperate with Buyer, at its request, to transfer such Seller Entity’s respective unemployment insurance ratings and experience to Buyer.
     9.08. Employee Wages Tax Reporting. The Parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (Aug. 18, 2004) for wage reporting with respect to the Transferred Employees.

ARTICLE X
SURVIVAL; INDEMNIFICATION
     10.01. Survival.
          (a) All covenants and agreements set forth in this Agreement, the Memorandum of Understanding, the Ancillary Agreements (solely to the extent such covenants and agreements are made by or on behalf of the Seller Entities or Seller Party Representative) or in any writing or certificate delivered at the Closing pursuant to or in connection herewith or therewith or the transactions contemplated by this Agreement shall survive the Closing Date, any investigation by or on behalf of any Party hereto and shall continue until the date set forth in each such covenant, agreement or obligation and, if no such date is set forth therein, then indefinitely.
          (b) The representations and warranties of the Seller Parties contained in this Agreement, the Memorandum of Understanding, any Ancillary Agreements (solely to the extent such representations and warranties are made by or on behalf of the Seller Entities or Seller Party Representative) or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date and shall terminate at 5:00 p.m., New York time, on the date which is twelve (12) months after the Closing Date (the “Expiration Date”), except (i) as to any matter to which any member of the Buyer Group (as defined below) has made a claim for indemnification pursuant to the terms of this Agreement on or prior to such date, in which case all such matters timely claimed shall survive the expiration of such period until all such claims are finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof; (ii) with respect to the representations and warranties of the Seller Parties relating to Tax matters (including, without limitation, those set forth in Article VIII hereof), which shall survive for a period of thirty (30) days after the applicable statutes of limitation shall provide (giving effect to any waiver or extension thereof) and (iii) with respect to the representations and warranties of the Seller Parties set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.03 (Capital Stock and Securities), Section 3.04 (Governmental Authorization; Consent), and Section 3.23 (Finders’ Fees), and Schedule 3.14(b) of the Disclosure Schedule, which shall survive for seven (7) years after the Closing Date.
          (c) The representations and warranties of Buyer contained in this Agreement, the Memorandum of Understanding, any Ancillary Agreement to which any Seller Entitiy or Seller Party Representative is a party or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date and shall terminate on the Expiration Date.
          (d) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made in this Agreement, the Memorandum of Understanding, any Ancillary Agreement or any writing or certificate delivered pursuant to or in connection herewith or therewith shall not limit, diminish or in any way affect such representations and warranties, and the Parties may rely on such representations, warranties and covenants irrespective of any information obtained by them by any investigation, examination or otherwise.
     10.02. Indemnification by the Seller Parties. As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the Purchase Price to be paid or provided to Seller Entities in connection with such purchase, the Seller Parties, jointly and severally, shall, subject to the limitations set forth in this Article X, indemnify, defend and hold harmless Buyer, its officers, directors, employees, members, agents and Affiliates (the “Buyer Group”) against any and all claims, losses, liabilities, damages, deficiencies, Taxes, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by any member of the Buyer Group, directly or indirectly, as a result of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of the Seller Parties set forth herein;
          (b) any breach or nonperformance of any covenants or agreements made by the Seller Entities or Seller Party Representative in or pursuant to this Agreement (including, without limitation, any Ancillary Agreement to which a Seller Entity or Seller Party Representative is a party and the Memorandum of Understanding);
          (c) any Excluded Liability; or
          (d) the indemnification obligations set forth in Section 8.02(d).
     10.03. Buyer Indemnification Obligations. Buyer agrees to indemnify the Seller Parties for any and all Losses sustained, suffered or incurred by the Seller Parties arising out of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of the Buyer set forth herein;
          (b) any breach or nonperformance of any covenants or agreements made by Buyer in or pursuant to this Agreement, including any breach of Buyer’s obligations to pay the Purchase Price in accordance with Section 2.06 and any breach or nonperformance by Buyer pursuant to any Ancillary Agreement to which any Seller Entity or Seller Party Representative is a party or the Memorandum of Understanding; or
          (c) the failure to assume any Assumed Liability.
     10.04. Indemnification Procedures (a) Any Party seeking indemnification under Section 10.02 or 10.03 (each, an “Indemnified Party”) shall give prompt written notice (the “Notice of Claim”) to the other Party (the “Indemnifying Party”) of any Loss in respect of which the Indemnified Party has a duty to indemnify such Indemnified Party under this Agreement, and the Notice of Claim shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement, the Memorandum of Understanding, Ancillary Agreement or writing or certificate delivered pursuant to or in connection herewith or therewith to which the Notice of Claim relates and the amount of the Loss involved (or, if not determinable, a reasonable good faith estimate of the amount of the Loss involved); provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third-party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice.
          (b) If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within 20 days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably demonstrates that a conflict of interest exists between the interests of the Indemnifying Party, on the one hand, and those of the Indemnified Party, on the other hand, with respect to such claim, the Indemnified Party may retain counsel reasonably satisfactory to it and to the Indemnifying Party and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that any member of the Buyer Group that is an Indemnified Party determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect Buyer or Buyer’s rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then such Indemnified Party may, by written notice to the Indemnifying Party, request that specific counsel be engaged by the Indemnifying Party in the defense of such action, suit or proceeding, which approval and engagement of such counsel by the Indemnifying Party shall not be unreasonably withheld. The Party controlling such defense shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.
          (c) Neither the Indemnifying Party nor any Indemnified Party shall agree to any settlement of any claim, suit, action, cause of action suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. For purposes hereof, a party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the other party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.
          (d) In accordance with Section 10.07, the Seller Party Representative shall act on behalf of the Seller Parties in connection with the matters set forth in this Section 10.04.

     10.05. Methods of Payment; Limitations.
          (a) Any claims by members of the Buyer Group for indemnification pursuant to this Article X shall be satisfied first from funds withheld or deposited and held in escrow pursuant to Sections 2.06(b)(ii) and 2.10 and then, to the extent the funds held in escrow are insufficient to pay all such claims, directly by the Seller Parties, jointly and severally in accordance with this Article X.
          (b) The Indemnitors shall have no obligation to indemnify the Buyer Group under Section 10.02(a) and (b) (except in connection with the matter referenced on Schedule 3.14(b) of the Disclosure Schedule, which shall not be subject to the Threshold Amount) until the aggregate of all Losses suffered or incurred by the Buyer Group exceeds $150,000 (“Threshold Amount”) and once the Threshold Amount has been reached, the Indemnitors shall indemnify the Buyer Group for all Losses, including those Losses below the Threshold Amount.
          (c) The total aggregate liabilities of Seller Parties under this Agreement shall not exceed an amount equal to thirty percent (30%) of the Cash Purchase Price (the “30% Cap”); provided, however, that the aggregate liabilities of Seller Parties with respect to breaches of the representations and warranties of the Seller Parties set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.03 (Capital Stock and Securities), Section 3.04 (Governmental Authorization; Consent), Section 3.23 (Finders’ Fees), and the matter referenced on Schedule 3.14(b) of the Disclosure Schedule, failure to pay Excluded Liabilities or any amount due Buyer under Section 2.09, or breach of the Seller Parties’ representations and warranties set forth in Sections 7.01, 7.02, 7.03 and 8.01 shall not be subject to the 30% Cap but rather such aggregate liabilities shall not exceed the full Cash Purchase Price and, provided further, however, that in no event shall the aggregate liabilities of the Seller Parties under this Article X exceed the full Cash Purchase Price.
          (d) Buyer shall have no obligation to indemnify Seller Parties under Section 10.03 (other than Buyer’s obligations pursuant to Section 2.06 and Section 2.09) and pursuant to the Assumed Liabilities, until the aggregate of all Losses suffered or incurred by the Seller Parties with respect thereto exceeds the Threshold Amount and once the Threshold Amount has been reached, Buyer shall indemnify the Seller Parties for all Losses, including those Losses below the Threshold Amount. Notwithstanding the foregoing, the Threshold Amount shall not apply to any claims made for breaches of Section 2.06, Section 2.09 or the Assumed Liabilities. The total aggregate liabilities of the Buyer (other than Buyer’s obligations under Sections 2.06 and 2.09 and with respect to the Assumed Liabilities) under this Agreement shall not exceed the 30% Cap.
          (e) For purposes of determining whether a Party has breached any representation or warranty in this Agreement and for calculating the Threshold Amount, any qualification or limitation of a representation by reference to materiality of matters stated therein or as to matters having or not having a “Material Adverse Effect” or words of similar effect, shall be disregarded.
          (f) From and after the date hereof, the indemnification provisions provided in this Article X shall be the exclusive remedy available to the Parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the Parties to this Agreement; provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct, (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including, without limitation, with respect to breaches of Article V of this Agreement, (iii) the right of Seller Entities to sue Buyer directly for failure to pay any amount due Seller Entities pursuant to Section 2.06(b)(i)-(iii), or (iv) the right of Buyer or Seller Entities to seek enforcement of any final decision by an Accounting Arbiter of Accounting Referee pursuant to Section 2.06 or Section 2.09, respectively.
          (g) A misrepresentation in or breach of the representations and warranties set forth in Section 3.06(c) shall be deemed not to have resulted in any Losses to the Buyer Group if such misrepresentation or breach is reflected in the Closing Working Capital determined pursuant to Section 2.09.
     10.06. Treatment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price for Income Tax purposes.
     10.07. Seller Party Representative; Power of Attorney. Each Seller Party hereby initially appoints, as of the date of this Agreement, Seller Party Representative, as his or its true and lawful agent and attorney-in-fact to: (i) give and receive notices and communications to or from Buyer relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller Party individually); (ii) authorize the satisfaction of claims asserted by any Indemnified Party pursuant to this Agreement; (iii) object to such claims pursuant to the terms hereof; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by any Indemnified Party or any dispute between any Indemnified Party and any such Seller Entity, in each case, relating to this Agreement or the transactions contemplated hereby or thereby; (v) defend any indemnification claims under this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Seller Party Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Seller Party Representative may be replaced from time to time upon not less than 10 days’ prior written notice to Buyer in accordance with the following: (x) George shall serve as the Seller Party Representative until his death, disability or resignation; (y) upon the death, disability or resignation of George, then Vaughn shall serve as the Seller Party Representative until his death, disability or resignation; and (z) upon the death, disability or resignation of George and Vaughn, then a replacement shall be appointed as the Seller Party Representative by the George Family Partnership, the George Trust, M. Kennedy, P. Kennedy and the Vaughn Trust, or their respective successors, acting by a vote of a majority in interest, with each such Person entitled to vote a percentage in interest equal to his or its percentage ownership interest in the Michigan Seller as of the Closing Date after giving effect to the Closing as set forth in Schedule 3.03(a) of the Disclosure Schedules.
     10.08. Insurance. The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require an Indemnified Party to submit a claim under any applicable insurance policy with respect to any such Losses.
ARTICLE XI
MISCELLANEOUS
     11.01. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:
if to Buyer, to:
DealerTrack Digital Services, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
Attn: General Counsel
Telephone: (516) 734-3606
Facsimile: (516) 734-3805
with a copy to:
Goodwin Procter llp
Exchange Place
Boston, MA 02109
Attention: Kenneth J. Gordon, Esq.
Telephone: (617) 570-1000
Facsimile: (617) 523-1231
if to any Seller Party, including Seller Party Representative, to:
PMJJ, L.L.C.
c/o Advantage Management, LLC
23505 Jefferson Avenue
St. Clair Shores, MI 48080
Attention: President
Telephone: (586) 772-7420
Facsimile: (586) 772-7430
with a copy to:

Dykema Gossett, PLLC
400 Renaissance Center
Detroit, MI 48243
Attention: J. Michael Bernard, Esq.
Telephone: (313) 568-5473
Facsimile: (313) 568-6832
     11.02. Amendments; Waivers.
          (a) This Agreement may be amended only if such amendment is in writing and signed by Buyer and Seller Party Representative.
          (b) Any provision of this Agreement may be waived by a Party if the waiver is in writing and signed by the Party making such waiver and intending to be so bound.
          (c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     11.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
     11.04. Assignability; Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may assign this Agreement or any of its rights hereunder to (i) any Affiliate of Buyer or (ii) in connection with a Change in Control of Buyer without the prior written consent of any other Party; provided, however, that in each such case, Buyer shall remain responsible for the obligations of Buyer hereunder to pay the portion of the Performance Payment that accrues after the effective date of such assignment or transfer and for the obligations of Buyer under Article X hereof.
     11.05. Governing Law; Jurisdiction. This Agreement, the Memorandum of Understanding and the Ancillary Agreements shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to the principles of conflicts of Laws thereof. For the purposes of establishing the Parties’ rights hereunder, each Party hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York located in the City of New York and the courts of the United States of America located in the City of New York in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in accordance with the foregoing sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.
     11.07. Entire Agreement. This Agreement, the Memorandum of Understanding and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. None of the provisions of this Agreement, the Memorandum of Understanding or any Ancillary Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder or thereunder.
     11.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     11.09. Rules of Construction; Etc. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the Ancillary Agreements and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “or” shall be disjunctive but not exclusive; (vii) the word “agreement” shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding; and (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise provided, and shall be counted from the day immediately following the date from which such number of days are to be counted. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER

DEALERTRACK DIGITAL SERVICES, INC.
a Delaware corporation

By:	/s/ Mark O'Neil

Title:	CEO & President

GLOBAL FAX, L.L.C.
a Michigan limited liability company

By:	/s/ John George

Title:	Manager

GLOBAL DATA SOLUTIONS – OHIO, LLC
an Ohio limited liability company

By:	/s/ John George

Title:	Manager of Sole Member

JOHN W. GEORGE, JR. FAMILY LIMITED PARTNERSHIP

By:	/s/ Joseph George

Name:
Title:

JOHN W. GEORGE, JR. DELTA TRUST II UAD 6-30-02

By:	/s/ Joseph J. George

Name: Joseph J. George
Title: Trustee

/s/ Matthew Kennedy

Matthew Kennedy

/s/ Paul Kennedy

Paul Kennedy

JEFFERY J. VAUGHN REVOCABLE LIVING TRUST UAD 4-4-83

By:	/s/ Jeffrey J. Vaughn

Name: Jeffrey J. Vaughn
Title: Trustee

/s/ John George

John W. George, Jr.*

/s/ Jeffrey Vaughn

Jeffery Vaughn*

*	Executing solely for the purposes of Section 5.03 and 5.04 of this Agreement.